Dykema Gossett PLLC Suite 300 39577 Woodward Avenue Bloomfield Hills, Michigan 48304 www.dykema.com Tel: (248) 203-0700 Fax: (248) 203-0763
January 10, 2008
Rockwell Medical Technologies, Inc.
30142 Wixom Road
Wixom, Michigan 48393
Re:   Registration Statement on Form S-3
Ladies and Gentlemen:
We have served as counsel to Rockwell Medical Technologies, Inc., a Michigan corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the Registration Statement on Form S-3 (the “Registration Statement”) for the registration of an aggregate of 3,317,506 shares (the “Shares”) of common stock of the Company. The Shares consist of 2,158,337 outstanding shares of common stock of the Company (the “Outstanding Shares”) that are held by certain shareholders of the Company (the “Selling Shareholders”) and 1,159,169 additional shares of common stock, of the Company (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) that are held by the Selling Shareholders and certain other warrant holders.
We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
Based upon such examination and our participation in the preparation of the Registration Statement, subject to the foregoing, it is our opinion that (1) the Shares have been duly authorized, (2) the Outstanding Shares are validly issued, fully paid and nonassessable and (3) the Warrant Shares, when issued and paid for in accordance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Sincerely,
Dykema Gossett pllc
/s/ Dykema Gossett pllc